Exhibit 99.1

China Valves Technology, Inc.	CCG Investor Relations
Ray Chen, VP of Investor Relations	Linda Salo, Sr. Financial Writer
Tel: +1 650-281-8375	Tel: +1 646-922-0894
+86 13925279478	E-mail: linda.salo@ccgir.com
E-mail: raychen@cvalve.net
http://www.cvalve.com	Crocker Coulson, President
Tel: +1 646-213-1915
E-mail: crocker.coulson@ccgir.com
http://www.ccgirasia.com

FOR IMMEDIATE RELEASE

China Valves Technology, Inc. Announces Fourth Quarter and
Full Year 2009 Results

KAIFENG, CHINA, March 19, 2010 – China Valves Technology, Inc. (NASDAQ: CVVT) ("China Valves” or the “Company"), a leading Chinese metal valve manufacturer, today announced its fourth quarter and full year financial results ended December 31, 2009.

Fourth Quarter 2009 Highlights

  Fourth quarter net revenue reached $25.4 million, up 24.6% year-over-year

  Gross profit increased 55.6% year-over-year to $12.4 million

  Gross profit margin was 48.9% compared to 39.2% for the fourth quarter 2008

  Net income was $16.4 million or $0.52 per fully diluted share, compared with a loss of $12.3 million for the fourth quarter of 2008

  Adjusting for non-cash compensation expenses related to the release of make good shares in 2008, the reversal of such expenses in 2009, and non-cash items related to the change in fair value of derivative instruments, non-GAAP net income was $6.3 million, or $0.20 per diluted share, compared with non-GAAP net income of $2.6 million, or $0.09 per diluted share, for 2008

  Began trading on the NASDAQ Global Market

  Raised $24.7 million in capital through a registered direct offering of its common stock

Full Year 2009 Highlights

  Net revenue climbed to $95.4 million, up 43.3% from 2009

  Gross profit increased 76.9% to $46.8 million

  Gross profit margin was 49.1% compared with 39.8% for 2008

  Net income totaled $23.4 million, or $0.75 per fully diluted share, compared with a loss of $4.2 million, or ($0.18) per fully diluted share, in 2008. Adjusted net income totaled $24.9 million, or $0.80 per diluted share for 2009 compared with $10.7 million, or $0.46 per diluted share for 2008

  Acquired Taizhou Wote Valve Co., Ltd. for cash of $3 million in April

  Signed a Letter of Intent to Acquire Yangzhou Rock Valve Lock Technology, Inc.

  Completed expansion of a new manufacturing facility at its Kaifeng location

“China Valves had a very successful year in 2009. We achieved strong financial performance, closed a successful acquisition, raised $24.7 million in capital and listed our stock on the NASDAQ Global Market. Our robust sales in the fourth quarter, especially to the power supply and water supply industries, allowed us to exceed our net income guidance for the year.” said Mr. Siping Fang, the Chairman and CEO of China Valves. “Moreover, we made significant strides towards the end of the year in executing on our growth strategy through identifying and negotiating with new acquisition targets to drive our future growth.”

Fourth Quarter 2009 Results

For the quarter ended December 31, 2009, total revenue was $25.4 million, up 24.6% from $20.3 million in the same quarter last year. This revenue growth was mainly due to strong sales of high pressure gate valves and two-way metal sealing butterfly valves to the thermal power supply and water supply industries, partially supported by increased production from the expansion of our Kaifeng facility.

Gross profit for the quarter was $12.4 million, an increase of 55.6% from $8.0 million for the same period of 2008. Gross margin was 48.9% for the quarter, an increase of 970 basis points from 39.2% for the same period in 2008 due to a shift in product mix towards higher-margin, more technologically advanced, higher-end products, strengthened production cost control and lower raw material costs compared to the year ago period.

General and administrative expenses increased 15.4% to $1.8 million from $1.6 million in the fourth quarter of 2009. The increase was primarily attributable to an increase in salary expense to support the Company's sales and administrative staff as the Company expands. Additionally, travel expenses, auditing, accounting and legal fees also increased due to an increase in acquisition activities and the Company’s capital market activities.

Selling expenses decreased 5.4% year-over-year to $1.7 million from $1.8 million for the fourth quarter of 2008 mainly due to the Company’s new centralized sales policy, which requires business from major clients be processed by the headquarters without incurring sales commission.

During the quarter, the Company reversed an accrual recorded in the first nine months of 2009 of $11.3 million of non-cash compensation expenses related to the release of 4,194,344 make good shares associated to meeting its make good target of $21 million in net income for fiscal year 2009. Due to changes in accounting treatment of non-cash compensation expenses effective December 15, 2009, the Company ceased treating the release of escrowed shares to Mr. Siping Fang as compensation expense. In the fourth quarter of 2008, the Company recorded $15.0 million in non-cash compensation expenses related to the release of make good shares as a result of achieving the 2008 make good target. For more information, please refer to the Company's Form 10-K filed on March 29, 2010.

Total other expenses were $1.5 million for the fourth quarter of 2009, compared to $0.4 million for the same period the previous year, mainly due to a non-cash expense of $1.2 million for the fourth quarter 2009 due to changes in fair value of derivative instruments compared to a gain of $65,739 for the same period in 2008.

Income tax expense was $2.2 million, compared to $1.6 million for the fourth quarter of 2008. Income tax increased mainly due to increased taxable earnings.

Net income for the fourth quarter 2009 was $16.4 million, compared with a net loss of $12.3 million for the fourth quarter 2008. Diluted earnings per share were $0.52 for the fourth quarter 2009, compared to a diluted loss per share of $(0.43) for the fourth quarter 2008.

After adjusting for the aforementioned reversal of non-cash compensation expenses of ($11.3) million and the expense from changes in fair value of derivative instruments of $1.2 million for the fourth quarter of 2009 and non-cash compensation expenses of $15.0 million and gain from changes in fair value of derivative instruments of $65,739 for the fourth quarter of 2008, the Company achieved net income of $6.3 million, or $0.20 per diluted share for the fourth quarter of 2009 compared with $2.6 million, or $0.09 per diluted share, for the fourth quarter of 2008. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information.

Full Year 2009 Results

For the year ended December 31, 2009, net revenue increased 43.3% to $95.4 million, from $66.6 million for the year ended December 31, 2008. Gross profit increased 76.9% to $46.8 million for the year ended December 31, 2009 from $26.5 million for fiscal year 2008. Gross profit margin was 49.1% compared with 39.8% for the previous year. The increase in gross profit margin was mainly due to a shift in product mix towards higher-margin, more technologically advanced, higher-end products, strengthened production cost control and lower raw material costs compared to 2008.

Selling expenses increased 28.2% year-over-year from $4.9 million to $6.3 million mainly due to increased sales volume. General and administrative expenses increased 15.4% from $6.3 million to $7.3 million, mainly due to more staff and fees incurred from capital market activities. Total operating expenses for 2009 were $13.8 million compared with $26.5 million for 2008, which included $15.0 million in non-cash compensation expenses related to the release of the make good shares.

The Company had $1.1 million in other expenses for fiscal year 2009, including a non-cash expense of $1.5 million for changes in fair value of derivative instruments, compared with $0.2 million in other income for 2008, including a non-cash gain of $0.1 million for changes in fair value of derivative instruments.

Income taxes were $8.6 million for the year ended December 31, 2009, compared to $4.4 million for the year ended December 31, 2008, an increase of $4.2 million, or 95.4% year-over-year, primarily due to a significant increase in income from operations.

Net income was $23.4 million, or $0.75 per fully diluted share, for the year ended December 31, 2009, compared with a net loss of $4.2 million, or $0.18 per fully diluted share, for the year ended December 31, 2008.

After adjusting for the aforementioned $1.5 million non-cash expense related to the changes in fair value of derivative instruments for 2009 and $15.0 million in non-cash compensation expenses related to the release of the make good shares and $0.1 million non-cash gain related to the changes in fair value of derivative instruments for 2008, adjusted net income for fiscal year 2009 was $24.9 million, or $0.80 per diluted share, a 133.2% increase from adjusted net income of $10.7 million, or $0.46 per diluted share, for fiscal year 2008. Please see the table below for a reconciliation of adjusted financial information to GAAP financial information.

Financial Condition

As of December 31, 2009, China Valves had $14.5 million in cash and cash equivalents, $39.3 million in working capital and a current ratio of 2.6:1. The Company had $5.2 million in short term loans, including $0.2 million in short term loans to related parties, and no long term debt on its balance sheet. At year end, shareholders’ equity stood at $113.4 million up from $76.6 million at the end of 2008.

The Company generated $25.1 million in cash from operating activities for the year ended December 31, 2009, compared to cash of $0.9 million used in operating activities in 2008. The strong cash flow from operating income was mainly due to net income. The Company used $25.7 million for investing activities, mainly due to purchases of equipment for the new Kaifeng plant and deposits for acquisitions.

Subsequent Events

Following the entry into a definitive securities purchase agreement dated December 30, 2009 with certain accredited investors, China Valves sold 2,414,113 shares of its common stock in January 2010 at a price of $9.00 per share for gross proceeds of approximately $21.70 million. In addition, the Company issued to the investors warrants to purchase 362,116 shares of common stock at a price of $9.00 per share, exercisable for 30 days starting from January 6, 2010. As of March 26, 2010, 358,782 warrant shares, including 50,000 warrants in connection with the securities purchase agreement dated December 27, 2009, have been exercised and 3,334 warrant shares have been forfeited. The Company raised an additional $3.2 million in gross proceeds as a result of the exercise of these warrants.

In January 2010, the Company closed the acquisition of Yangzhou Rock Valve Lock Technology, Inc. for $7.3 million in cash. The Company expects Yangzhou Rock to contribute approximately $8.6 million in revenue and $3.0 million in net income for 2010.

In February 2010, the Company closed the acquisition of Able Delight (Changsha) Valve Co., Ltd. Consideration for the acquisition is approximately $15 million in cash. The Company expects Able Delight to contribute approximately 140 million RMB ($20.5 million) in revenue and 34 million RMB ($5.0 million) in net income for 2010.

In February 2010, the Company signed a letter of intent to purchase 100% equity ownership in Shanghai Pudong Hanwei Valve Co., Ltd.

Business Outlook

“We started this year on a strong note by closing two acquisitions and committing to a third target. These acquisitions help strengthen our product portfolio and allow us to access several patents, broaden our distribution network, and establish our position in end-user applications that we consider potential high-growth markets for valves, such as applications within the hydropower and petrochemical industries. So far, we have been successful in integrating our completed acquisitions, allowing us to secure orders from significant projects, such as the Shanghai Qingcaosha Water Resources project,” said Mr. Fang. “We believe these acquisitions will help us move towards higher margin products and services, which should further support our high gross margin going forward in 2010, even though raw material costs may increase. In response to higher raw material costs, we have implemented an alloy surcharge to partially transfer higher costs to our customers. Given the vast expansion in production capacity throughout 2009 and in the first months of 2010, we believe we are well positioned to meet our net income guidance for 2010.”

The Company reaffirms its previously issued guidance of $40 million in net income for 2010. The guidance includes the impact of the acquisition of Hanwei Valve, which the Company expects to close shortly, but does not include the impact of any additional potential acquisitions. This guidance excludes the impact of non-cash compensation expenses, if any, related to the release of make good shares and changes in fair value of derivative instruments.

“We plan to continue pursuing additional acquisitions on an opportunistic basis as we find targets that support our existing end-user markets, strengthen our product portfolio, help us access new end-user markets, or expand our current production capacity. Because of the recognition that China Valves has attained in the valve industry in China, we enjoy a preferential position compared to our competitors,” concluded Mr. Fang.

Conference Call

The Company will host a conference call at 9:00a.m. EDT on Monday, March 29, 2010 to discuss the fourth quarter and full year 2009 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877)359-2871. International callers should dial +1(702)224-9509. When prompted by the operator, mention the conference passcode 65365413. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, March 29, 2010 at 10:00 a.m. EDT. To access the replay, please dial (800) 642-1687 and enter the passcode 65365413 International callers should dial +1(706) 645-9291 and enter the same passcode 65365413.

Non GAAP Financial Measures

To supplement the Company's condensed consolidated financial statements for the three and twelve months ended December 31, 2009 and December 31, 2008 presented on a GAAP basis, the Company provided adjusted financial information in this release that exclude the impact of non-cash stock compensation expense related to the release of escrowed shares to our Chairman in connection with a make good arrangement entered into in connection with the Company's private placement financings and changes in fair value of derivative instruments. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. In addition, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure is appears in the table below.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2009	2008	2009	2008

Income From Operations	20,088,385	-10,386,662	33,038,664	-8,757
Add back (Deduct):

Non-Cash Compensation Expenses	-11,279,336	14,998,974	-	14,998,974

Adjusted Income from Operations	8,809,049	4,612,312	33,038,664	14,990,217

Net Income (Loss)	16,419,061	-12,308,541	23,353,093	-4,236,845
Add back (Deduct):

Changes in fair value of derivative instruments	1,198,854	(65,739)	1,508,997	-100,479
Non-Cash Compensation Expenses Related to Make Good	-11,279,336	14,998,974	-	14,998,974
Adjusted Net Income	6,338,579	2,624,694	24,862,090	10,661,650

Diluted EPS
Add back (Deduct):	0.52	(0.43)	0.75	(0.18)
Changes in fair value of derivative instruments	0.04
Non-Cash Compensation Expenses Related to Make Good	(0.36)	(0.00)	0.05	(0.00)
		0.53	-	0.65

Adjusted EPS	0.20	0.09	0.80	0.46

About China Valves Technology, Inc.

China Valves Technology, Inc. through its subsidiaries, Zhengzhou Zhengdie Valve Co, Ltd., Henan Kaifeng High Pressure Valve Co., Ltd., Tai Zhou Tai De Valve Co., Ltd., Yangzhou Rock Valve Lock Technology Co., Ltd., and Able Delight (Changsha) Valve Co., Ltd., is engaged in development, manufacture and sale of high-quality metal valves for the electricity, petroleum, chemical, water, gas and metallurgy industries. The Company has one of the best known brand names in China’s valve industry, and its history can be traced back to 1959 when it was formed as a state-owned enterprise. The Company develops valve products by extensive research and development and owns a number of patents. It enjoys significant domestic market shares and exports to Asia and Europe. For more information, visit http://www.cvalve.com

Safe Harbor Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in principal product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to update or revise to the public any forward-looking statements, whether as a result of new information, future events or otherwise. This press release was developed by China Valves, and is intended solely for informational purposes and is not to be construed as an offer or solicitation of an offer to buy or sell the Company's stock. This press release is based upon information available to the public, as well as other information from sources which management believes to be reliable, but it is not guaranteed by China Valves to be accurate, nor does China Valves purport it to be complete. Opinions expressed herein are those of management as of the date of publication and are subject to change without notice.

Financial Tables to Follow:

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2009 AND 2008

	Three Months Ended December		Twelve Months Ended December
	31,		31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
REVENUE	$25,361,458	20,347,050	$95,370,012	$66,555,056
COST OF GOODS SOLD	12,962,105	12,379,430	48,527,336	40,082,152
GROSS PROFIT	12,399,353	7,967,620	46,842,676	26,472,904
EXPENSES:
Selling expense	1,663,479	1,758,778	6,317,766	4,929,728
General and administrative	1,791,511	1,551,937	7,312,439	6,335,261
Research and development	88,257	44,593	126,750	217,698
Non-cash stock compensation expense	47,057	14,998,974	47,057	14,998,974
Reversal of non-cash stock compensation
expense related to release of make good shares	(11,279,336)	-
Total Operating Expenses	(7,689,032)	18,354,282	13,804,012	26,481,661

INCOME (LOSS) FROM OPERATIONS	20,088,385	(10,386,662)	33,038,664	(8,757)
OTHER (INCOME) EXPENSE :
Other income, net	302,051	370,446	(510,692)	(537,767)
Interest and finance expense, net	(9,513)	63,326	128,518	486,946
Change in fair value of derivative instruments	1,198,854	(65,739)	1,508,997	(100,479)
Total Other Expense (Income) , net	1,491,392	368,033	1,126,823	(151,300)
INCOME BEFORE PROVISION FOR INCOME
TAXES	18,596,993	(10,754,695)	31,911,841	142,543
PROVISION FOR INCOME TAXES	2,177,932	1,553,846	8,558,748	4,379,388

NET INCOME (LOSS)	16,419,061	(12,308,541)	23,353,093	(4,236,845)
OTHER COMPREHENSIVE INCOME
Foreign currency translation (loss) gain	8,932	608,572	(7,075)	2,985,232

COMPREHENSIVE INCOME (LOSS)	$16,427,993	$(11,699,969)	$23,346,018	$(1,251,613)

BASIC EARNINGS (LOSS) PER SHARE:
Weighted average number of shares	31,404,868	28,442,552	30,771,356	22,987,213
Basic earnings (loss) per share	$0.52	$(0.43)	$0.76	$(0.18)
DILUTED EARNINGS (LOSS) PER SHARE:
Weighted average number of shares	31,574,295	28,442,552	30,946,392	22,987,213
Diluted earnings (loss) per share	$0.52	$(0.43)	$0.75	$(0.18)

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

ASSETS
	December 31,
	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$14,485,408	$16,427,883
Restricted cash	1,047,389	3,191,237
Notes receivable	414,193	880,200
Accounts receivable, net of allowance for doubtful accounts of $908,338 and $1,163,457 as of December 31, 2009 and 2008, respectively	32,341,042	26,119,447
Other receivables	4,481,610	4,841,691
Inventories, net	9,246,801	11,244,442
Advances on inventory purchases	1,321,914	1,108,512
Advance on inventory purchases - related party	385,066	1,367,446
Prepaid expenses	246,046	52,921
Rental prepayment - short-term	307,630	-
Total current assets	64,277,099	65,233,779

PLANT AND EQUIPMENT, net	28,468,866	16,184,894

OTHER ASSETS:
Accounts receivable - retainage, long term	1,523,395	2,541,418
Deposits for acquisition	13,215,650	-
Advances on equipment purchases	654,931	2,001,733
Rental prepayment - long-term	307,630	-
Long-term receivable	440,100	382,552
Goodwill	20,811,767	20,811,767
Intangibles, net	9,639,180	823,331
Other investments, at lower of cost or market	764,515	764,515
Total other assets	47,357,168	27,325,316

Total assets	$140,103,133	$108,743,989

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$6,953,499	$6,630,574
Short-term loans	5,048,246	7,839,960
Short-term loans - related parties	184,517	596,791
Other payables	2,662,930	4,453,881
Other payables - related party	1,707,353	1,975,462
Notes payable	733,500	2,934,000
Accrued liabilities	2,033,626	2,382,138
Customer deposits	3,325,906	3,129,708
Taxes payable	2,293,346	# 1,227,338
Total current liabilities	24,942,923	31,169,852

WARRANT LIABILITIES	1,730,837	924,291

Total liabilities	26,673,760	32,094,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value; 300,000,000 shares authorized; 31,727,212 shares and 31,192,552 shares issued and outstanding as of December 31, 2009 and 2008, respectively	31,726	31,192
Additional paid-in-capital	70,534,943	66,935,968
Common stock subscription receivable	-	(9,834,000)
Statutory reserves	5,534,575	2,958,659
Retained earnings	31,176,227	10,399,050
Accumulated other comprehensive income	6,151,902	6,158,977
Total shareholders' equity	113,429,373	76,649,846

Total liabilities and shareholders' equity	$140,103,133	$108,743,989

CHINA VALVES TECHNOLOGY INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)	$23,353,093	$(4,236,845)
Adjustments to reconcile net income (loss) to cash
provided by (used in) operating activities:
Depreciation	1,694,675	933,714
Amortization	261,050	68,506
Bad debt provision	(254,963)	819,711
Loss on disposal of fixed assets	87,876	26,559
Gain from acquisition	(252,183)	-
Debt forgiven as government grant	-	(264,060)
Stock compensation cost	47,057	14,998,974
Change in fair value of warrant liabilities	1,508,997	(100,479)
Inventory allowance	432,707
Change in operating assets and liabilities:
Restricted cash due to export covenant	(113,814)	(53,193)
Notes receivable	465,721	(864,900)
Accounts receivable	(5,040,954)	(10,741,517)
Other receivables	455,396	(256,434)
Inventories	1,563,708	32,045
Advance on inventory purchases	(213,271)	(606,957)
Advance on inventory purchases-related party	981,778	(1,343,676)
Prepaid expenses	(185,647)	493,732
Long term receivable	(57,513)	-
Accounts payable-trade	322,728	(269,003)
Other payables	(1,552,141)	(287,629)
Accrued liabilities	317,514	516,849
Customer deposits	196,078	120,439
Taxes payables	1,065,354	86,752
Net cash provided by (used in) operating activities	25,083,246	(927,412)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of intangible assets	(1,524,071)	(419,492)
Advance on equipment purchases	-	(1,654,128)
Purchases of plant and equipment	(10,393,345)	(9,074,257)
Proceeds from sale of equipment	11,729	65,575
Advance on lease	(614,882)	-
Investment deposit	(13,209,395)	-
Net cash used in investing activities	(25,729,964)	(11,082,302)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash due to covenant	57,162	(105,616)
Restricted cash due to notes payable	2,199,183	(2,934,000)
Other payables-related party	(471,648)	(976,466)
Proceed from notes payable	-	2,883,000
Repayment of notes payable	(2,199,150)	-
Proceeds from short term debt	3,232,751	5,753,375
Proceeds from short term loans-related parties	-	457,436
Repayments of short term loan	(6,982,848)	(5,751,304)
Repayments of short term loans-related parties	(161,782)	(576,721)
Proceeds from private placement financing	2,850,000	26,688,246
Net cash (used in) provided by financing activities	(1,476,332)	#25,437,950

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	180,575	226,385

(DECREASE) INCREASE IN CASH	(1,942,475)	13,654,621

CASH and CASH EQUIVALENTS, beginning	16,427,883	2,773,262

CASH and CASH EQUIVALENTS, ending	$14,485,408	16,427,883

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$302,058	$571,139

Cash paid for income taxes	$8,020,771	$4,001,458
Additional Non-cash investing and financing activities

Cashless exercise of warrants	$756,012	$-
Common stock issued for real estate acquisition	$9,834,000	$-
Long-term prepayment transferred to construction-in-progress	$2,001,733	$347,605

###